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                           CERTIFICATE OF AMENDMENT

                                    OF THE

                         CERTIFICATE OF INCORPORATION

                                      OF

                            SEL-LEB MARKETING, INC.

                       Under Section 805 of the Business
                   Corporation Law of the State of New York

                  THE UNDERSIGNED, Harold Markowitz and Jorge Lazaro, being respectively the Chairman of the Board and Secretary of Sel-Leb Marketing, Inc., hereby certify:

         1. The name of the Corporation is Sel-Leb Marketing, Inc. (the "Corporation").

         2. The Certificate of Incorporation was filed with the Department of State on September 21, 1993.

         3. The Certificate of Incorporation is hereby amended by deleting Article FOURTH thereof regarding the Corporation's authorized capital stock and substituting in lieu thereof the following new Article FOURTH:


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                                    FOURTH: (a) The aggregate number of shares
                           of capital stock which the Corporation shall have authority to issue is Fifty Million (50,000,000), consisting of Forty Million (40,000,000) shares of common stock, par value $0.01 per share ("Common Stock"), and Ten Million (10,000,000) shares of preferred stock, par value $0.01 per share ("Preferred Stock").

                                    (b) The Board of Directors is expressly
                           authorized to provide for the issuance of all or any shares of Preferred Stock, without shareholder approval unless otherwise required by applicable law, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating or optional or special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series and as may be permitted by the Business Corporation Law of the State of New York.

         4. Upon the filing of this Certificate of Amendment, each eight shares of Common Stock issued and outstanding immediately prior to the filing of this Certificate of Amendment shall be changed and converted into one share of Common Stock (the "Reverse Stock Split"). No fractional shares shall be issued by reason of this change and the Corporation shall pay to holders of Common Stock outstanding immediately prior to the filing of this Certificate of Amendment an amount of cash equal to the product of the fraction of a share of Common Stock to which such holder otherwise would be entitled, multiplied by the fair market value, as


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                  determined by the Board of Directors of the Corporation, of a share of Common Stock immediately following the filing of this Certificate of Amendment, which fair market value shall be based on the average of the closing bid prices for the Common Stock as reported by the Nasdaq Stock Market on each of the five days preceding the date on which the Reverse Stock Split becomes effective.

         5. The number, par value and class of shares of the Corporation issued and outstanding prior to the effectiveness of the Reverse Stock Split is 8,712,727 shares of Common Stock, par value $.01 per share, and the number, par value and class of shares of the Corporation authorized but not issued prior to the effectiveness of the Reverse Stock Split is 31,287,273 shares of Common Stock, par value $.01 per share. Each of the previously issued and outstanding shares of Common Stock shall be converted into .125 of a share of Common Stock, par value $.01 per share, and each of the previously authorized but unissued shares of Common Stock shall be converted into 1.243665755 shares of Common Stock, par value $0.01 per share. As a result of such changes and after giving effect to the foregoing amendment, there shall be 1,089,090 shares of


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                  Common Stock, par value $0.01 per share, issued and
                  outstanding and 38,910,910 shares of Common Stock, par value $0.01 per share, authorized but not issued. In addition, as a result of the foregoing amendment, there shall be 10,000,000 shares of Preferred Stock, par value $.01 per share, authorized but not issued and no shares of Preferred Stock, par value $.01 per share, issued and outstanding.

         6. This amendment was duly adopted at a meeting of the Board of Directors and, thereafter, was duly adopted by a majority of all outstanding shares entitled to vote thereon at the Annual Meeting of the Shareholders of the Corporation duly held on May 27, 1998.


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                  IN WITNESS WHEREOF, the undersigned have executed this
Certificate of Amendment this 18th day of June, 1998 and affirm the statements contained herein as true under penalties of perjury.

                                         /s/Harold Markowitz
                                         -------------------------
                                         Harold Markowitz
                                         Chairman of the Board

                                         /s/Jorge Lazaro
                                         -------------------------
                                         Jorge Lazaro
                                         Secretary



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